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                                                                    Exhibit 11.1
                                                                    ------------

                             Myriad Genetics, Inc.
             Statement Regarding Computation of Net Loss Per Share

                                                    Three Months Ended               Nine Months Ended
                                          March 31, 1997      March 31, 1996   March 31, 1997   March 31, 1996
                                          --------------      --------------   --------------   --------------
Net loss                                     ($3,225,544)        ($1,750,501)     ($9,509,316)     ($4,004,726)

Weighted average common shares
 outstanding                                   8,991,088           8,551,855        8,814,534        6,657,618

Weighted average preferred shares
 outstanding                                           -                   -                -          590,170
                                          --------------      --------------   --------------   --------------
Shares used in computation                     8,991,088           8,551,855        8,814,534        7,247,788
                                          ==============      ==============   ==============   ==============
Net loss per share                                ($0.36)             ($0.20)          ($1.08)          ($0.55)
                                          ==============      ==============   ==============   ==============
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